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                        AMERICAN EXPLORATION COMPANY

                                  NEWS RELEASE

December 30, 1996


                     AMERICAN EXPLORATION COMPANY ACQUIRES
                  LIMITED PARTNERSHIP INTERESTS FOR $9 MILLION

         HOUSTON, TX - American Exploration Company (ASE: AX) today announced that it has purchased the limited partnership interests held by affiliates of New York Life Insurance Company in Ancon Partnership, Ltd., ("Ancon") a limited partnership of which American Exploration serves as general partner. The cash purchase price, net of acquired working capital, was approximately $9.0 million. Estimated proved reserves attributable to the acquired interest total
2.3 million BOE as of September 30, 1996, the effective date of the transaction.

         Commenting, Mark Andrews, Chairman and CEO, said, "We are now in the final stage of winding down our partnership activities, having recently completed the sale of oil and gas properties held by the New York Life Oil and Gas Production Partnerships ("NYLOG"). The Ancon acquisition will largely offset the impact of the NYLOG sales on our net reserves and production and increases our net ownership position in several major properties.

         "With our partnership properties now either sold or consolidated into American Exploration, we are focused on exploration and development projects in the Gulf of Mexico, the Wilcox trend in south Texas, and the Cotton Valley Reef trend in east Texas. For 1997, we have budgeted approximately $76 million for land, seismic and drilling activity and expect to participate in approximately 130 gross wells."

         American Exploration Company is an independent oil and gas company with exploration and development activities concentrated primarily in the Gulf of Mexico, Texas and Arkansas. American's common and preferred shares are listed on the American Stock Exchange under the symbols AX and AX.PR.C.


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Contact: Frank Murphy
         Vice President-Corporate Finance
         (713) 756-6269

         This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including drilling of wells, reserve estimates, future production of oil and gas, future cash flows and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.